Federal Home Loan Bank of Des Moines
Announcements

FHLB Des Moines Approves Second Quarter 2012 Dividend

On August 8, 2012, the FHLB Des Moines Board of Directors approved a second quarter 2012 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for the FHLB Des Moines on both subclasses of capital stock outstanding was 2.64 percent; however, the effective combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the second quarter.

These dividends will total $13.6 million, which represents 75 percent of net income for the second quarter, and will be paid on August 15, 2012. Average three-month LIBOR and average Federal funds rates for the second quarter 2012 were 0.47 percent and 0.15 percent, respectively.

The Bank's Board of Directors reduced the dividend on activity-based capital stock from 4.00 percent during the first quarter of 2012 to 3.50 percent for the second quarter of 2012 given the global economic outlook for continued prolonged slow growth, the current low interest rate environment, and the reduced level of net income as compared to the first quarter of 2012. In addition, the Board believes the dividend approved for the second quarter of 2012 remains competitive, considering current returns in the market for comparable investments.

On August 8, 2012, the Bank filed its Second Quarter 2012 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the second quarter was provided in a Form 8-K earnings release filed with the SEC on July 30, 2012. The Bank will hold a Member Relations Conference Call on August 17, 2012 to discuss the financial results for the second quarter and first half of 2012.

Additional financial information is provided in the Bank's Second Quarter 2012 Form 10-Q available at www.fhlbdm.com or www.sec.gov.